As filed with the Securities and Exchange Commission on July 16, 2025

Registration No. 333-224926

Registration No. 333-238903

Registration No. 333-238904

Registration No. 333-262624

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-224926

FORM S-8 REGISTRATION STATEMENT NO. 333-238903

FORM S-8 REGISTRATION STATEMENT NO. 333-238904

FORM S-8 REGISTRATION STATEMENT NO. 333-262624

UNDER

THE SECURITIES ACT OF 1933

ChampionX Corporation

(Exact name of registrant as specified in its charter)

Delaware	82-3066826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5599 San Felipe Houston, Texas, United States of America	77056
(Address of principal executive offices)	(Zip Code)

ChampionX Corporation (f/k/a Apergy Corporation) Amended and Restated 2018 Equity and Cash Incentive Plan

(Full title of the plan)

Dianne B. Ralston

Chief Legal Officer and Secretary

Schlumberger Limited

5599 San Felipe

Houston, Texas, U.S.A. 77056

(713) 513-2000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Christopher R. Drewry

Latham & Watkins LLP

811 Main St #3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (the “Registration Statements”), filed by ChampionX Corporation, a Delaware corporation (“ChampionX”), with the Securities and Exchange Commission:

•

Registration Statement on Form S-8, File No. 333-224926, filed on May 14, 2018, registering 6,500,000 shares of common stock, par value $0.01 per share, of ChampionX (f/k/a Apergy Corporation) issuable under the Apergy Corporation 2018 Equity and Cash Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-238903, filed on June 3, 2020, registering 11,725,000 shares of common stock, par value $0.01 per share, of ChampionX (f/k/a Apergy Corporation) issuable under the Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-238904, filed on June 3, 2020, registering 9,682,586 shares of common stock, par value $0.01 per share, of ChampionX (f/k/a Apergy Corporation) issuable under the Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan; and

•

Registration Statement on Form S-8, File No. 333-262624, filed on February 10, 2022, registering 15,000,000 shares of common stock, par value $0.01 per share, of ChampionX issuable under the ChampionX Corporation Amended and Restated 2018 Equity and Cash Incentive Plan.

On July 16, 2025, pursuant to the Agreement and Plan of Merger, dated as of April 2, 2024 (the “Merger Agreement”), by and among ChampionX, Schlumberger Limited, a Curaçao corporation (“SLB”), Sodium Holdco, Inc., a Delaware corporation and indirect wholly owned subsidiary of SLB (“Sodium US”), and Sodium Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Sodium US (“Merger Sub”), Merger Sub merged with and into ChampionX (the “Merger”), with ChampionX surviving the Merger as an indirect wholly owned subsidiary of SLB. At the effective time of the Merger (the “Effective Time”), and by virtue of the Merger, each share of common stock, par value $0.01 per share, of ChampionX (“ChampionX Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of ChampionX Common Stock held in the treasury of ChampionX or held by SLB, Sodium US or any direct or indirect wholly owned subsidiary of SLB, in each case except for any such shares held on behalf of third parties) was cancelled and converted into the right to receive 0.735 shares of common stock, par value $0.01 per share, of SLB, and, if applicable, cash (without interest) in lieu of fractional shares.

The foregoing summary of the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

In connection with the Merger, ChampionX has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by ChampionX in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance and remain unsold at the termination of such offering, ChampionX hereby removes from registration by means of this Post-Effective Amendment all of the securities registered and remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 16, 2025.

CHAMPIONX CORPORATION

By:	/s/ Samantha Blons
Name:	Samantha Blons
Title:	Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.